Exhibit 99.1

TPG Pace Energy Holdings – Transaction Announcement

March 20, 2018

Call Participants:

Stephen I. Chazen

President, CEO & Chairman

Michael G. MacDougall

Director & Managing Partner

Eric Hackel

Deutsche Bank, Managing Director

Presentation:

Operator:

Thanks everyone for joining the transaction announcement call for TPG Pace Energy Holdings Corporation. At this time, all participants will be placed in a listen-only mode as our call is being recorded and Mr. Eric Hackel from Deutsche Bank Securities will begin the introduction.

Eric Hackel:

Good morning – This is Eric Hackel and I would like to thank you all for joining. We would like to take this opportunity to discuss Pace Energy’s proposed acquisition of EnerVest’s South Texas division, to form Magnolia Oil & Gas Corporation. We filed the announcement, press release, and investor presentation – this information and other updates will be available via the SEC or on Magnolia’s website, located at www.magnoliaoilgas.com. Before we begin, I’d like to remind you that our remarks contain forward-looking statements and we refer you to the slide 2 of the presentation and to our press release for a detailed discussion of these forward-looking statements and associated risks.

With that, I’d like to present today’s speakers, who are Steve Chazen, the proposed Chairman, CEO and President of Magnolia and Michael MacDougall, who is a Senior Partner of TPG and Managing Partner of TPG Pace Energy. At this time, I will turn it over to Steve.

Steve Chazen:

I’m excited to announce this unique opportunity to acquire the southern Texas division of Enervest, which will be renamed Magnolia Oil & Gas at closing. We were trying to find assets that are oily, have strong margins and low differentials, with good organic growth and substantial free cash flow while providing an attractive valuation. These assets fit exactly with the search criteria that we stated during our IPO.

I’ve had the opportunity to know EnerVest CEO John Walker for many years, and we have been working on this transaction on a proprietary basis since late last year. He invited us to look at the various assets EnerVest owned to see what might fit with our business model. This proprietary deal is the outcome of several months of diligence and work.

To provide a little prospective on the attractiveness of the basins we are buying, Karnes County properties are as good as any acreage in the United States. They have five to six month paybacks, which are about one-third of a typical Delaware basin Wolfcamp well. We also have a ten-year inventory of locations, which have economic characteristics similar to the wells we are currently drilling. About 75% of Magnolia’s production comes from this highly prolific area.

The Giddings Field properties provide the rest of the production. This is an emerging area with modern fracking techniques and a fresh view of the prospective areas have rejuvenated the prospects in this nearly 100-year-old producing region. New wells are generating payback periods of around six to nine months, therefore drive very high rates of return.

One key element of how I manage the business is that we target on a full cycle margin basis. Our models are based on $58 oil and $2.75 gas price assumptions. At those levels Magnolia should generate positive net income which will grow over the next few years. Margins are improved by low differentials (to either Henry Hub gas or the WTI marker). We expect the finding and development cost to be around $9 per barrel. G&A and lease operating costs on a per barrel basis will be well below industry averages. In the presentation attached, on page 17 and 18, you can find details of this. Thus Magnolia should have some of the lowest break-evens and margins that are above even 50% with a reduction in oil prices

A distinct characteristic of Magnolia versus its peers is its positive free cash flow. We estimate 2018 EBITDAX of $513 million, with capital spend of $262 million, or around 50% of EBITDA. The rest of the cash flow is undesignated. This results in an industry leading 10% free cash flow yield. January production was ~40,000 barrels of oil equivalent per day, with 62% oil and 78% liquids. We expect 2018 to be around 46,000 barrels of oil equivalent per day.

The plan I have crafted after this year to spend around 60% of EBITDA on drilling, which should generate an average low-to mid-teens annual improvement in both EBITDA and production. In other words, free cash flow generation would be $200 to $250 million dollars per year. These funds could be used for debt reduction, acquisitions, or share repurchases.

Organic production growth at the indicated capital levels should nearly double production over a five-year period. Additionally, the company would have accumulated around $1 billion dollars of excess cash before making new investments, reducing debt, or buying back shares.

In short, Magnolia should have solid returns on invested capital, growing earnings, and a relatively low intensity capital program. The management will have a significant equity stake in the company and will be focused on producing money as the goal, rather than just producing more oil.

I am also pleased to announce that we have raised $350 million of common stock from leading institutions that are supporting this transaction; together with the proceeds from our IPO, we should have a $1 billion public free float. Thus, we will be accompanied with a solid shareholder base and a strong capital structure from the start.

This equity raise, when coupled with an anticipated $300 million bond issuance and a $500 million unfunded revolver, will give us significant firepower to close this transaction, support any level of redemptions, and grow the company.

EnerVest is retaining a significant stake and will be our partners, continuing to deliver strong operational performance of the assets. We have worked incredibly close with the EnerVest organization over the past four to five months and we’re looking forward to working with them to create value at Magnolia.

With that, I would like to turn the call over to Michael.

Michael MacDougall:

Thank you, Steve.

I’d like to use the publicly-filed investor presentation to take you through the sources and uses for the transaction in a bit more detail, and to provide some perspectives on valuation.

Starting with the sources and uses on page 24. We have $650 million of equity proceeds in the trust from the IPO last May. We’ve also raised approximately $350 million in a private placement of common stock at $10 per share that will be funded at closing from some blue chip investors; many of them have been long-term relationships with Steve and had backed his business model at Oxy for many years. These blue chip investors include certain funds and accounts managed by Fidelity Management & Research Company, Davis Selected Advisers, L.P. and certain funds managed by Capital Research and Management Company.

The equity PIPE and our IPO proceeds total approximately $1 billion; and based on an estimated closing at the end of the second quarter, EnerVest and its funds are retaining a stake worth approximately $1.2 billion in Magnolia common stock, or just over 50% of the company. The transaction is structured as an asset purchase with a January 1st effective date, so free cash flow generation in the first half of 2018 through closing will be used to buy back shares from EnerVest funds at $10 per share.

We have fully committed financing in place that is in excess of our anticipated needs to ensure all funding requirements are met, and that we’re able to withstand any amount of redemptions from the trust.

The total public float for Magnolia will represent about 42% of total ownership, including shares held from both our original IPO investors and from the PIPE investors. The PIPE will include $25 million of common stock purchased by Steve and TPG executives at $10 per share. The shares held by Steve and TPG from the IPO will be approximately 7%, and the remaining equity will be held by the EnerVest funds.

Steve believes that oil and gas companies should have no leverage to low leverage, and that is certainly the case with Magnolia. Of the initial $2.66 billion of enterprise value, we anticipate having only $300 million, or just over half a turn of Total Debt-to-EBITDA on the balance sheet.

Shifting to our valuation perspective, we think this transaction is attractively priced, especially when you consider the relatively scarce number of opportunities for investors to invest in low leverage, growing companies that are free cash flow positive from day one.

With an anticipated initial enterprise value of $2.66 billion and an estimated $513 million of EBITDA for 2018, Magnolia will be valued at approximately 5.0x 2018 estimated debt–adjusted EBITDA. We project the business to generate an industry leading 10% free cash flow yield, and we believe this opportunity will create meaningful returns on investment for our shareholders.

In the investor materials, we show a number of ways in which Magnolia compares favorably with existing publicly traded peers. Specifically if you look on page 8 and page 9, we believe that the analysis underpins our belief that there is significant upside in the trading multiples for Magnolia over time, especially when considering the valuation of companies with similar cash flow positive business models to our own. Compared to our in-basin comps, we have materially better acreage, lower leverage and meaningful free cash flow from day one.

As detailed in our investor presentation, we’re using a base commodity price assumption of $58 per barrel for oil and $2.75 per Mcf for gas. We’ve also included a full-cycle margin sensitivity on page 18 of the materials that demonstrates how the company is able to make money through the commodity cycle, with some of the lowest break-evens in the lower 48. We built in a modest growth in rig count in our guidance for 2019, taking rig count from 2.7 this year to 4.0 next year. This leads us to guidance of approximately $550 million in EBITDA in 2019. Our more detailed financial assumptions are shown on page 25 of the materials.

To review some the other key elements of the deal, there will an independent board at closing, which will include Steve Chazen as Chairman, two appointees named by each of EnerVest and TPGE, one of whom will be myself, and two additional independent directors.

EnerVest’s South Texas Division operating team will continue to operate the assets for Magnolia post-closing, and EnerVest will provide certain corporate shared services for Magnolia under a long-term agreement.

We will also be adding selective senior executives to Steve’s team in the near-term, and we’d like to announce today that Christopher Stavros will join Steve as CFO of Magnolia as the first of these key additions. Steve and Chris have worked closely with each other for many years during their tenure at Oxy, and we’re very excited to bring two world-class managers back together in this new venture.

Regarding transaction timing, we anticipate filing the first draft of the investor proxy in late April, with expected timing for closing towards the end of the second quarter.

Finally, Steve and Chris will be attending the Howard Weil energy conference in New Orleans next week. For those of you at the conference, please look out for Steve and Chris.

With that, we would like to thank everyone for joining our call today. We appreciate the support for Magnolia, and that wraps up our call. Thank you.